Exhibit 99.1

Microsoft Reports First Quarter Earnings

Microsoft delivers double digit revenue growth

REDMOND, Wash. — October 26, 2006 — Microsoft Corp. today announced first quarter revenue of $10.81 billion for the period ended September 30, 2006, an 11% increase over the same quarter of the prior year. Operating income for the quarter was $4.47 billion, an 11% increase compared with $4.05 billion in the prior year period. Net income and diluted earnings per share for the first quarter were $3.48 billion and $0.35 per share. For the same quarter of the previous year, net income and diluted earnings per share were $3.14 billion and $0.29, including a $0.02 per share charge for certain legal charges.

“The solid revenue results for the quarter were at the top end of our expectations and represent a very good start to the fiscal year,” said Chris Liddell, chief financial officer at Microsoft.

Server & Tools revenue increased 17% over the comparable quarter in the prior year, reflecting healthy performance for offerings such as SQL Server™ 2005, Windows Server®, Visual Studio® 2005 and BizTalk® Server. SQL Server experienced revenue growth of over 30%, as customers are increasingly deploying SQL Server for their mission critical, transaction oriented databases.

Entertainment and Devices Division revenue growth of 70% over the prior year was driven by demand for Xbox 360™ consoles, software, peripherals, and Xbox Live®. Xbox 360 has sold 6 million consoles worldwide life to date and achieved record cumulative attach rates for software and peripherals in the United States, while Xbox Live passed the four million member mark during the quarter.

The company has made considerable progress toward delivering two highly anticipated products to customers with the forthcoming releases of Windows Vista™ and the

2007 Microsoft® Office system. During the quarter, the first release candidate for Windows Vista was made available to nearly 5 million customers worldwide, and the beta 2 version of the 2007 Microsoft Office system was in use by over 3 million customers.

“The strong results are a reflection of our solid execution and ongoing focus on operational excellence,” said Kevin Turner, chief operating officer at Microsoft. “As we look to the upcoming releases of Windows Vista, the 2007 Microsoft Office system and Exchange Server 2007, we are excited about these products and believe they will deliver unprecedented levels of business value to our customers.”

Business Outlook

Microsoft management offers the following guidance for the fiscal second quarter ending Dec. 31, 2006:

•	Revenue is expected to be in the range of $11.8 billion to $12.4 billion, which reflects approximately $1.5 billion of revenue deferrals that will be captured in the fiscal third quarter as noted below.

•	Operating income is expected to be in the range of $2.9 billion to $3.1 billion, which reflects approximately $1.5 billion of deferrals noted below.

•	Diluted earnings per share are expected to be $0.22 to $0.24, which includes an $0.11 per share impact for deferrals noted below.

Note: The guidance above includes the impact of a approximately $1.5 billion of revenue deferral from the second to the third quarter, primarily related to the technology guarantee programs announced on October 24, 2006 for Windows Vista and the 2007 Microsoft Office system.

Management offers the following guidance for the full fiscal year ending June 30, 2007:

•	Revenue is expected to be in the range of $50.0 billion to $50.9 billion.

•	Operating income is expected to be in the range of $19.1 billion to $19.5 billion.

•	Diluted earnings per share are expected to be in the range of $1.43 to $1.46.

Webcast Details

Microsoft will hold an audio webcast at 2:30 p.m. PDT (5:30 p.m. EDT) today with Chris Liddell, senior vice president and chief financial officer, Frank Brod, corporate vice president and chief accounting officer, and Colleen Healy, general manager of Investor Relations, to discuss details of the company’s performance for the quarter and certain forward-looking information. The session may be accessed at http://www.microsoft.com/msft. The webcast will be available for replay through the close of business on October 26, 2007.

About Microsoft

Founded in 1975, Microsoft (Nasdaq “MSFT”) is the worldwide leader in software, services and solutions that help people and businesses realize their full potential.

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Forward-Looking Statements

Statements in this release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of factors such as:

•	challenges to our core business model;

•	intense competition in all our markets;

•	our continued ability to protect the company’s intellectual property rights;

•	claims that we have infringed the intellectual property rights of others;

•	the possibility of unauthorized disclosure of significant portions of our source code;

•	actual or perceived security vulnerabilities in our products that could reduce revenue or lead to liability;

•	government litigation and regulation affecting how we design and market our products;

•	our ability to attract and retain talented employees;

•	delays in product development and related product release schedules;

•	significant business investments that may not produce offsetting increases in revenue;

•	the level of corporate spending and changes in general economic conditions that affect demand for computer hardware or software;

•	adverse results in legal disputes;

•	unanticipated tax liabilities;

•	key component shortages and delays in Xbox 360 product delivery;

•	impairment of goodwill or amortizable intangible assets causing a charge to earnings;

•	changes in accounting that may affect our reported earnings and operating income;

•	exposure to increased economic and regulatory uncertainties from operating a global business;

•	general economic and geo-political conditions;

•	natural disaster, cyber-attack or other catastrophic event disrupting our business;

•	acquisitions and joint ventures that adversely affect the business;

•	limitations on the availability of insurance and resulting uninsured losses;

•	sales channel disruption such as the bankruptcy of a major distributor;

•	implementation of operating cost structures that align with revenue growth;

•	continued access to third party distribution channels for MSN®; and

•	foreign currency, interest rate, fixed income, equity and commodity price risks.

For further information regarding risks and uncertainties associated with Microsoft’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Microsoft’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting Microsoft’s Investor Relations department at (800) 285-7772 or at Microsoft’s Investor Relations website at http://www.microsoft.com/msft.

All information in this release is as of October 26, 2006. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

Microsoft, Windows Server, Xbox 360, Xbox Live, Visual Studio, BizTalk Server and Windows Vista are either registered trademarks or trademarks of Microsoft Corp. in the United States and/or other countries.

The names of actual companies or products mentioned herein may be the trademarks of their respective owners.

For more information, financial analysts and investors only:

Colleen Healy, general manager, Investor Relations, (425) 706-3703

For more information, press only:

Rapid Response Team, Waggener Edstrom Worldwide, (503) 443-7070, rrt@waggeneredstrom.com

Note to editors: If you are interested in viewing additional information on Microsoft, please visit the Microsoft web page at http://www.microsoft.com/presspass on Microsoft’s corporate information pages. Web links, telephone numbers and titles were correct at time of publication, but may since have changed. Shareholder and financial information, as well as today’s 2:30 p.m. PDT conference call with investors and analysts, is available at http://www.microsoft.com/msft.